Exhibit 10.1

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of December 20, 2019, by and among RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), RETAIL OPPORTUNITY INVESTMENTS CORP., a Maryland corporation (“Parent Guarantor”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as Administrative Agent for itself and the other Lenders from time to time a party to the Credit Agreement (as hereinafter defined) (KeyBank, in its capacity as Administrative Agent, is hereinafter referred to as “Agent”), and each of the undersigned “Lenders” (hereinafter referred to collectively as the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Parent Guarantor, certain Subsidiaries of the Parent Guarantor, KeyBank, Agent and the other Lenders are party to that certain Second Amended and Restated Credit Agreement dated as of September 8, 2017 (as the same may be varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time, the “Credit Agreement”);

WHEREAS, the Borrower and the Parent Guarantor have requested that the Agent and the Lenders modify the Credit Agreement in certain respects and the Agent and the Lenders have agreed to such modifications on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements set forth hereinbelow, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, and as a material inducement to the Agent and the Lenders to agree to such modifications, the parties do hereby covenant and agree as follows:

1.                   Definitions. Capitalized terms used in this Amendment, but which are not otherwise expressly defined in this Amendment, shall have the respective meanings given thereto in the Credit Agreement.

2.                   Modification of the Credit Agreement. Borrower, the Parent Guarantor, Agent and the Lenders do hereby modify and amend the Credit Agreement as follows:

(a)                 By (i) deleting in its entirety the definition of “Applicable Rate” appearing in Section 1.01 of the Credit Agreement, and inserting in lieu thereof the following:

“‘Applicable Rate’ means, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Eurodollar Rate Loans & Letters of Credit Fees	Base Rate Loans
I	Credit Rating Level 1	0.775%	0.00%
II	Credit Rating Level 2	0.825%	0.00%
III	Credit Rating Level 3	0.90%	0.00%
IV	Credit Rating Level 4	1.10%	0.10%
V	Credit Rating Level 5	1.45%	0.45%

The Applicable Rate for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Rate for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing shall be determined by reference to the Credit Rating Level in effect on the first (1st) day of such Interest Period; provided, however, that any change in the Applicable Rate resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective on the date on which the Administrative Agent receives written notice of the application of the Credit Rating Levels or written notice, pursuant to Section 6.03(f) or addressed to the Administrative Agent from the applicable Rating Agency, of a change in such Credit Rating Level, or otherwise confirms such change through information made publicly available by such Rating Agency so long as such notice is received or confirmation is made on or before 11:00 a.m., and if such notice is received or confirmation is made after such time any change in the Applicable Rate shall be effective on the following day.”

(b)                By deleting the reference to the date “September 8, 2021” appearing in the definition of “Initial Maturity Date” in Section 1.01 of the Credit Agreement, and inserting “February 20, 2024” in lieu thereof;

(c)                 By deleting in its entirety the definition of “Maturity Date” appearing in Section 1.01 of the Credit Agreement, and inserting in lieu thereof the following:

“‘Maturity Date’ means the later of (a) the Initial Maturity Date, (b) if maturity is extended pursuant to Section 2.13(a), August 20, 2024, and (c) if maturity is extended pursuant to Section  2.13(b), February 20, 2025; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.”

(d)                By deleting in its entirety the definition of “Specified Swap Contract” appearing in Section 1.01 of the Credit Agreement, and inserting in lieu thereof the following:

“‘Specified Swap Contract’ means all Swap Contracts entered into prior to December 20, 2019 as disclosed to the Administrative Agent, not to exceed a notional amount of $300,000,000.”

(e)                 By inserting the following definitions in Section 1.01 of the Credit Agreement, in the appropriate alphabetical order:

“‘Benchmark Replacement’ means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement); provided that any such conforming changes shall be consistent with changes implemented by the Administrative Agent in similar credit facilities in which it acts as agent.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate announcing that the Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with clauses (b) through (e) of Section 3.08. and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to clauses (b) through (e) of Section 3.08.

“BHC Act Affiliate” means with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Covered Entity” means any of the following:(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Section 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Section 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Section 382.2(b).

“Covered Party” has the meaning specified in Article XII.

“Default Rights” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. Sections 252.81, 47.2 or 382.1, as applicable.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in clauses (b) through (e) of Section 3.08, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate; and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org , or any successor source.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Article XII.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Supported QFC” has the meaning specified in Article XII.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

“U.S. Special Resolution Regimes” has the meaning specified in Article XII.”;

(f)                  By (i) deleting the reference to the date “March 8, 2022” appearing in the fourth (4th) line of Section 2.13(a) of the Credit Agreement and inserting “August 20, 2024” in lieu thereof, and (ii) deleting the words and numbers “0.075% (i.e., 7.5 basis points)” appearing in the second (2nd) line of Section 2.13(a)(iii) of the Credit Agreement and inserting “0.0625% (i.e., 6.25 basis points)” in lieu thereof;

(g)                By (i) deleting the reference to the date “September 8, 2022” appearing in the fourth (4th) and fifth (5th) lines of Section 2.13(b) of the Credit Agreement and inserting “February 20, 2025” in lieu thereof, and (ii) by deleting the words and numbers “0.075% (i.e., 7.5 basis points)” appearing in the second (2nd) line of Section 2.13 (b)(iii) of the Credit Agreement and inserting “0.0625% (i.e., 6.25 basis points)” in lieu thereof;

(h)                By deleting the word “If” appearing as the first word of Section 3.03 of the Credit Agreement, and inserting in lieu thereof “Subject to Section 3.08, if”;

(i)                  By inserting the following as Section 3.08 of the Credit Agreement:

“ 3.08 Inability to Determine Interest Rates; Alternative Rate of Interest.

(a)       Inability to Determine Rates. If the Administrative Agent reasonably determines, or the Administrative Agent is advised by the Required Lenders, that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof or otherwise that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Required Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans and Base Rate Loans as to which the interest rate is determined by reference to the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, such revocation not to be unreasonably withheld or delayed and each Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Rate Loans (or, in the case of a conversion required by Section 3.02 on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent). Upon receipt of such notice, the Borrower may revoke any pending request for the borrowing of Revolving Loans, conversion to or continuation of the Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for the borrowing of Revolving Loans that are Base Rate Loans (with the Base Rate determined other than by reference to the Eurodollar Rate (as provided in the definition of Base Rate)) in the amount specified therein.

(b)       Benchmark Replacement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after (i) the Administrative Agent and the Borrower have agreed to the terms of such proposed amendment and (ii) the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment agreed upon by the Administrative Agent and the Borrower with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to clause (b) through (e) of this Section 3.08 will occur prior to the applicable Benchmark Transition Start Date.

(c)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to clauses (b) through (e) of this Section 3.08 (including in the definitions of defined terms used in such clauses).

(e)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of Revolving Loans that are to be Eurodollar Rate Loans, conversion to or a continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of Revolving Loans of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the Eurodollar Rate will not be used in any determination of Base Rate (as provided in the definition thereof).”; and

(j)                  By inserting the following as Article XII of the Credit Agreement:

“ARTICLE XII

ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Financial Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”.

3.                   Assignment of Commitment. In connection with the execution and delivery of this Amendment, Royal Bank of Canada (“Assignor”) is not continuing as a Lender under the Credit Agreement. Simultaneously with the effectiveness of this Amendment, Assignor hereby irrevocably sells and assigns to KeyBank, National Association, PNC Bank, National Association, U.S. Bank National Association, BMO Harris Bank, N.A. and Regions Bank (each an “Assignee”, and collectively the “Assignees”), and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions attached to and made a part of the form of Assignment and Assumption attached to the Credit Agreement as Exhibit 1.01, which terms and conditions are hereby incorporated herein and made a part hereof, and the Credit Agreement (i) a portion of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent as to each Assignee related to the amount and percentage interest identified in Exhibit A to this Amendment of all of such outstanding rights and obligations of the Assignor under the respective facilities identified on Exhibit A (including, without limitation, the Letters of Credit and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in the Standard Terms and Conditions incorporated herein, without representation or warranty by the Assignor. On the Amendment Effective Date, the Assignees shall severally pay to Assignor the outstanding principal balance of outstanding Revolving Loans made by Assignor with respect to its respective Assigned Interest, and Borrower shall pay to Assignor all accrued and unpaid interest, fees and other amounts payable to Assignor pursuant to the Credit Agreement. Upon the Amendment Effective Date, the Commitments and Applicable Percentages of the Lenders shall be as set forth on Schedule 2.01 attached to this Amendment and made a part hereof. To the extent required under the Credit Agreement, Borrower and Agent consent to the assignments described in this Paragraph 3. Borrower and Parent Guarantor acknowledge and agree that the Revolving Note, if any, previously issued to each Assignee evidences any Revolving Loans made or held by such Assignee, including without limitation, any Revolving Loans relating to the Assigned Interest.

4.                   Acknowledgment of Borrower and Parent Guarantor. Borrower and the Parent Guarantor hereby acknowledge, represent and agree that the Loan Documents, as modified and amended herein, remain in full force and effect and constitute the valid and legally binding obligation of Borrower and the Parent Guarantor, as applicable, enforceable against Borrower and the Parent Guarantor in accordance with their respective terms (except as enforceability is limited by Debtor Relief Laws or general equitable principles relating to or limiting creditors’ rights generally). By execution hereof, the Parent Guarantor consents to the amendments contained herein. Nothing in this Amendment shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment, waiver or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrower or the Parent Guarantor under the Loan Documents.

5.                   References to Credit Agreement. All references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement, as modified and amended herein.

6.                   Representations. Borrower and the Parent Guarantor represent and warrant to Agent and the Lenders as follows:

(a)                 Authorization. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the authority of Borrower and the Parent Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and the Parent Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which Borrower or the Parent Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to Borrower or the Parent Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any Organization Documents of, or any mortgage, indenture, agreement, contract or other instrument binding upon, Borrower or the Parent Guarantor or any of their respective properties or to which Borrower or the Parent Guarantor is subject, and (v) do not and will not result in or require the imposition of any Lien on any of the properties, assets or rights of Borrower or the Parent Guarantor.

(b)                Enforceability. This Amendment constitutes the valid and legally binding obligations of Borrower and the Parent Guarantor, enforceable in accordance with the terms and provisions hereof, except as enforceability may be limited by Debtor Relief Laws or general equitable principles relating to or limiting creditors’ rights generally.

(c)                 Approvals. The execution, delivery and performance of this Amendment and the transactions contemplated hereby do not require the approval or consent of any Person or the authorization, consent or approval of, or any filing with, or the giving of any notice to, any Governmental Authority other than those already obtained, taken or made, as the case may be, those specified herein and any disclosure filings with the SEC as may be required with respect to this Amendment.

(d)                Reaffirmation. Borrower and the Parent Guarantor reaffirm and restate as of the date hereof each and every representation and warranty made by the Borrower and the Parent Guarantor in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith except for representations or warranties that expressly relate to an earlier date.

7.                   No Default. By execution hereof, Borrower and the Parent Guarantor certify that as of the date of this Amendment and immediately after giving effect to this Amendment no Default or Event of Default has occurred and is continuing.

8.                   Waiver of Claims. Borrower and the Parent Guarantor acknowledge, represent and agree that as of the date of this Amendment they have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loan or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender, and Borrower and the Parent Guarantor do hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

9.                   Effective Date. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent (the date all such conditions have been satisfied or waived in writing by the Lenders hereinafter referred to as the “Amendment Closing Date”):

(a)                 the execution and delivery of this Amendment by Borrower, the Parent Guarantor, Agent and all of the Lenders;

(b)                the execution and delivery by Borrower, Parent Guarantor, and the agent and lenders under the Term Loan Agreement of an amendment to the Term Loan Agreement which is substantially the same as this Amendment in all material respects;

(c)                 there shall not have occurred a material adverse change since December 31, 2018 in the business, assets, operations or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date;

(d)                Borrower shall have paid the reasonable and documented fees and expenses of the Agent due and payable in accordance with Section 10.04 of the Credit Agreement with respect to this Amendment, all of which shall be fully earned and non-refundable under any circumstances when paid;

(e)                 Borrower and each Guarantor that is a party to the Loan Documents shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions Laws and Regulations, the United States Foreign Corrupt Practices Act and other applicable Law, and if the Borrower qualifies as a “legal entity customer” within the meaning of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), the Borrower shall have provided to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Agent or any Lender requesting the same, in each case delivered at least three (3) Business Days prior to the date of this Amendment; and

(f)                  Agent shall have received such other assurances, certificates, documents, consents or opinions as the Agent or the Lenders may reasonably request.

10.                Amendment as Loan Document. This Amendment shall constitute a Loan Document.

11.                Counterparts. This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic image (e.g., “PDF” or “TIF” via electronic mail) shall be effective as delivery of a manually executed counterpart of this Amendment.

12.                Miscellaneous. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Credit Agreement. All captions in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

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IN WITNESS WHEREOF, the parties hereto, acting by and through their respective duly authorized officers and/or other representatives, have duly executed this Amendment, under seal, as of the day and year first above written.

BORROWER:

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, its general partner, a Delaware limited liability company

By: /s/ Michael B. Haines

Name: Michael B. Haines

Title: Chief Financial Officer

PARENT GUARANTOR:

RETAIL OPPORTUNITY INVESTMENTS CORP., a Maryland corporation

By: /s/ Michael B. Haines

Name: Michael B. Haines

Title: Chief Financial Officer

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By: /s/ James Komperda

Name: James Komperda

Title: Senior Vice President

LENDER:

KEYBANK NATIONAL ASSOCIATION, as a Lender, L/C Issuer

By: /s/ James Komperda

Name: James Komperda

Title: Senior Vice President

LENDER:

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Michael F. Diemer

Name: Michael F. Diemer

Title: Senior Vice President

LENDER:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ David C. Drouillard

Name: David C. Drouillard

Title: Senior Vice President

LENDER:

BMO HARRIS BANK, N.A., as a Lender

By: /s/ Gwendolyn Gatz

Name: Gwendolyn Gatz

Title: Director

LENDER:

REGIONS BANK, as a Lender

By: /s/ T. Barrett Vawter

Name: T. Barrett Vawter

Title: Director

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By: /s/ Peter C. Ilovic

Name: Peter C. Ilovic

Title: Authorized Signatory, VP

LENDER:

BANK OF AMERICA, N.A., as a Lender

By: /s/ Michael W. Edwards

Name: Michael W. Edwards

Title: Senior Vice President

LENDER:

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Mindy R. Ginsburg

Name: Mindy R. Ginsburg

Title: Vice President

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Dale Northrup

Name: Dale Northrup

Title: Senior Vice President

LENDER:

CITIBANK, N.A., as a Lender

By: /s/ Dave Bouton

Name: Dave Bouton

Title: Managing Director

The undersigned joins in the execution of this Amendment for the purposes of the Assignment contemplated by Paragraph 3 of this Amendment.

ROYAL BANK OF CANADA, as Assignor

By: /s/ William Behuniak

Name: William Behuniak

Title: Authorized Signatory

EXHIBIT A

ASSIGNED COMMITMENT

Assignee	Amount of Commitment/Loans Assigned	Percentage Assigned of Aggregate Amount of Commitment/Loans
KeyBank National Association	$7,500,00.00	1.250000000000%
PNC Bank, National Association	$10,750,000.00	1.791666666667%
U.S. Bank National Association	$10,750,000.00	1.791666666667%
BMO Harris Bank, N.A.	$11,750,000.00	1.958333333333%
Regions Bank	$11,750,000.00	1.958333333333%
Total	$52,500,000.00	8.750000000000%

Schedule 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage of Commitment
KeyBank National Association	$67,500,000.00	11.250000000000%
U.S. Bank National Association	$67,500,000.00	11.250000000000%
PNC Bank, National Association	$67,500,000.00	11.250000000000%
BMO Harris Bank, N.A.	$67,500,000.00	11.250000000000%
Regions Bank	$67,500,000.00	11.250000000000%
Capital One, National Association	$52,500,000.00	8.750000000000%
Bank of America, N.A.	$52,500,000.00	8.750000000000%
JPMorgan Chase Bank, N.A.	$52,500,000.00	8.750000000000%
Wells Fargo Bank, National Association	$52,500,000.00	8.750000000000%
Citibank, N.A.	$52,500,000.00	8.750000000000%
TOTAL	$600,000,000.00	100.00000000000%